Exhibit 5.11

CONSENT OF PAMELA DE MARK

The undersigned hereby consents to the use of the technical reports entitled (a) “Technical Report for the Marmato Gold Mine, Caldas Department, Colombia Pre-Feasibility Study of the Lower Mine Expansion Project” with an effective date of June 30, 2022, (b) “NI 43-101 Technical Report for the Segovia Operations, Antioquia, Colombia” with an effective date of September 30, 2023, and (c) “NI 43-101 Technical Report Preliminary Economic Assessment for the Toroparu Project Cuyuni-Mazaruni Region, Guyana” with an effective date of October 21, 2025, and the information derived therefrom, as well as the reference to their name and the technical and scientific information which is included in, or incorporated by reference into, the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments or exhibits thereto.

/s/ Pamela De Mark
Name: Pamela De Mark, P.Geo.
Date: July 30, 2026